Exhibit 10.13

FORM OF

VONTIER CORPORATION

2020 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

(Non-Employee Directors)

Unless otherwise defined herein, the terms defined in the Vontier Corporation 2020 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement (the “Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

Name:

Address:

The undersigned Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Date of Grant

Exercise Price per Share	$

Total Number of Shares Granted

Type of Option	Nonstatutory Stock Option

Expiration Date	Tenth anniversary of Date of Grant

Vesting Schedule	100% vested upon grant

II.	AGREEMENT

1.    Grant of Option. The Company hereby grants to the Optionee named in this Notice of Stock Option Grant (the “Optionee”), an option (the “Option”) to purchase the number of shares (the “Shares”) set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.

2.    Exercise of Option.

(a)    Right to Exercise. This Option shall be exercisable during its term in accordance with the applicable provisions of the Plan and this Agreement.

(b)    Method and Time of Exercise. This Option shall be exercisable by any method permitted by the Plan and this Agreement that is made available from time to time by the external third party administrator of the Option awards. An exercise may be made with respect to whole Shares only, and not for a fraction of a Share. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Compensation Committee (the “Committee”) of the Company’s Board of Directors may require the Optionee to take any reasonable action in order to comply with any such rules or regulations. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Shares.

(c)    Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Securities Act covers the Shares issued upon exercise of an Option, the Committee may require that the Optionee agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Award are registered under the Securities Act. The Committee may also require the Optionee to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Optionee acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.

(d)    Fractional Shares. The Company will not issue fractional shares of Common Stock upon the exercise of an Option. Any fractional share will be rounded up and issued to the Optionee in a whole share.

(e)    Automatic Exercise Upon Expiration Date. Notwithstanding any other provision of this Agreement (other than this Section), on the last trading day on which all or a portion of the outstanding Option may be exercised, if as of the close of trading on such day the then Fair Market Value of a share of Common Stock exceeds the per share Exercise Price of the Option by at least $.01 (such expiring portion of the Option that is so in-the-money, an “Auto-Exercise Eligible Option”), Optionee will be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised or forfeited) as of the close of trading in accordance with the provisions of this Section. In the event of an automatic exercise pursuant to this Section, the Company will reduce the number of shares of Common Stock issued to Optionee upon such automatic exercise of the Auto-Exercise Eligible Option in an amount necessary to satisfy (1) Optionee’s Exercise Price obligation for the Auto-Exercise Eligible Option, and (2) the minimum, applicable Federal, state, local and, if applicable, foreign income and employment tax and social insurance withholding requirements arising upon the automatic exercise in accordance with the procedures of Section 6(f) of the Plan (unless the Committee deems that a different method of satisfying the tax withholding obligations is practicable and advisable), in each case based on the Fair Market Value of the Common Stock as of the close of trading on the date of exercise. Optionee may notify the Plan record-keeper in writing in advance that Optionee does not wish for the Auto-Exercise Eligible Option to be exercised. This Section shall not apply to the Option to the extent that this Section causes the Option to fail to qualify for favorable tax treatment under applicable law. In its discretion, the Company may determine to cease automatically exercising Options at any time.

3.    Method of Payment. Unless the Committee consents otherwise, payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a)    cash, delivered to the external third party administrator of the Option awards in any methodology permitted by such third party administrator;

(b)    payment under a cashless exercise program approved by the Company or through a broker-dealer sale and remittance procedure pursuant to which the Optionee (i) shall provide written instructions to a licensed broker acceptable to the Company and acting as agent for the Optionee to effect the immediate sale of some or all of the purchased Shares and to remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares and (ii) shall provide written direction to the Company to deliver the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(c)    surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares.

4.    Termination.

(a)    General. In the event the Optionee’s active service-providing relationship with the Company terminates for any reason (other than death, Early Retirement or Normal Retirement) whether or not in breach of applicable labor laws, Optionee’s right to receive options under the Plan shall terminate as of the date of termination. The Committee shall have discretion to determine whether the Optionee has ceased actively providing services to the Company or Eligible Subsidiary, and the effective date on which such active service-providing relationship terminated. The Optionee’s active service-providing relationship will not be extended by any notice period mandated under applicable law (e.g., shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to applicable law) and in the event of an Optionee’s termination (whether or not in breach of applicable labor laws), Optionee’s right to exercise any Option after termination, if any, shall be measured by the date of termination of active service and shall not be extended by any notice period mandated under applicable law. Unless the Committee provides otherwise termination will include instances in which the Optionee is terminated and immediately hired as an independent contractor.

(b)    General Termination Rule. In the event the Optionee’s active service-providing relationship with the Company terminates for any reason (other than death, Disability, Early Retirement, Normal Retirement or Gross Misconduct), whether or not in breach of applicable labor laws, the Optionee shall have a period of 90 days, commencing with the date the Optionee is no longer actively providing services to the Company, to exercise the vested portion of any outstanding Options, subject to the Expiration Date of the Option. However, if the exercise of an Option following Optionee’s termination (to the extent such post-termination exercise is permitted under Section 11(a) of the Plan) is not covered by an effective registration statement on file with the U.S. Securities and Exchange Commission, then the Option will terminate upon the later of (i) thirty (30) days after such exercise becomes covered by an effective registration statement, (ii) in the event that a sale of shares of Common Stock would subject the Participant to liability under Section 16(b) of the Exchange Act, thirty (30) days after the last date on which such sale would result in liability, or (iii) the end of the original post-termination exercise period, but in no event may an Option be exercised after the Expiration Date of the Option.

(b)    Death. Upon Optionee’s death prior to termination, all unexpired Options may be exercised for a period of twelve (12) months thereafter (subject to the Expiration Date of the Option) by the personal representative of the Optionee’s estate or any other person to whom the Option is transferred under a will or under the applicable laws of descent and distribution.

(c)    Disability. In the event the Optionee’s active service-providing relationship with the Company terminates by reason of the Optionee’s Disability, all unvested Options shall be automatically forfeited by the Optionee as of the date of termination and the Optionee shall have until the first anniversary of the termination of Optionee’s active service-providing relationship for Disability (subject to the Expiration Date of the Option) to exercise the vested portion of any outstanding Options.

(e)    Retirement. In the event the Optionee’s active service-providing relationship with the Company terminates as a result of Retirement, and the Date of Grant of this Option precedes the Optionee’s Retirement date by at least six (6) months, the Optionee’s Options shall remain outstanding and may be exercised until the fifth anniversary of the Retirement date (or if earlier, the Expiration Date of the Option). If the Date of Grant of this Option does not precede the Optionee’s Retirement date by at least six (6) months, the post-termination exercise period with respect to such Option shall be governed by the other provisions of this Section 4, as applicable.

(f)    Gross Misconduct. If the Optionee is terminated as an Eligible Director by reason of Gross Misconduct, the Optionee’s unexercised Options shall terminate immediately as of the time of termination, without consideration. The Optionee acknowledges and agrees that the Optionee’s termination shall also be deemed to be a termination by reason of the Optionee’s Gross Misconduct if, after the Optionee’s active service-providing relationship has terminated, facts and circumstances are discovered or confirmed by the Company that would have justified a termination for Gross Misconduct.

(g)    Violation of Post-Termination Covenant. To the extent that any of the Optionee’s Options remain outstanding under the terms of the Plan or this Agreement after termination of the Optionee’s active service-providing relationship, such Options shall nevertheless expire as of the date the Optionee violates any covenant not to compete or similar covenant that exists between the Optionee on the one hand and the Company or any subsidiary of the Company, on the other hand.

(h)    Substantial Corporate Change. Upon a Substantial Corporate Change, the Optionee’s outstanding Options will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of the Options, or the substitution for such Options of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Options will continue in the manner and under the terms so provided.

5.    Non-Transferability of Option; Term of Option.

(a)    Unless the Committee determines otherwise in advance in writing, this Option may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee and/or by his or her duly appointed guardian. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Optionee.

(b)    Notwithstanding any other term in this Agreement, this Option may be exercised only prior to the Expiration Date set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

6.    Amendment of Option or Plan. The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. Optionee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Company’s Board may amend, modify or terminate the Plan or any Option in any respect at any time; provided, however, that modifications to this Agreement or the Plan that materially and adversely affect the Optionee’s rights hereunder can be made only in an express written contract signed by the Company and the Optionee.

Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement and Optionee’s rights under outstanding Options as it deems necessary or advisable, in its sole discretion and without the consent of the Optionee, (1) upon a Substantial Corporate Change, (2) as required by law, or (3) to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this award of Options.

7.    Tax Obligations.

(a) Taxes. Regardless of any action the Company takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), the Optionee acknowledges that the ultimate liability for all Tax Related Items associated with the Option is and remains the Optionee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax Related Items.

(b)    Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have separated from service with the Company for purposes of this Agreement and no payment shall be due to the Participant under this Agreement on account of a separation from service until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under this Agreement or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

8.    Rights as Shareholder. Until all requirements for exercise of the Option pursuant to the terms of this Agreement and the Plan have been satisfied, the Optionee shall not be deemed to be a shareholder or to have any of the rights of a shareholder with respect to any Shares.

9.    No Right to Continue as Eligible Director. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to continuation as an Eligible Director.

10.    Board Authority. The Board and/or the Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any Options have vested). All interpretations and determinations made by the Board and/or the Committee in good faith shall be final and binding upon Optionee, the Company and all other interested persons and such determinations of the Board and/or the Committee do not have to be uniform nor do they have to consider whether optionees are similarly situated. No member of the Board and/or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

11.    Headings. The captions used in this Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the Option for construction and interpretation.

12.    Electronic Delivery.

(a)    If the Optionee executes this Agreement electronically, for the avoidance of doubt Optionee acknowledges and agrees that his or her execution of this Agreement electronically (through an on-line system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Agreement in paper form. Optionee acknowledges that upon request of the Company he or she shall also provide an executed, paper form of this Agreement.

(b)    If the Optionee executes this Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.

(c)    If Optionee executes this Agreement multiple times (for example, if the Optionee first executes this Agreement in electronic form and subsequently executes the Agreement in paper form), the Optionee acknowledges and agrees that (i) no matter how many versions of this Agreement are executed and in whatever medium, this Agreement only evidences a single grant of Options relating to the number of Shares set forth in the Notice of Stock Option Grant and (ii) this Agreement shall be effective as of the earliest execution of this Agreement by the parties, whether in paper form or electronically, and the subsequent execution of this Agreement in the same or a different medium shall in no way impair the binding legal effect of this Agreement as of the time of original execution.

(d)    The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the Option, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Optionee pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company. By executing this Agreement, the Optionee hereby consents to receive such documents by electronic delivery. At the Optionee’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Optionee.

13.    Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data (as defined below) by and among, as necessary and applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that the Company may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number (e.g., resident registration number), salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the Option or any other option or other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in Optionee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than Optionee’s country. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon exercise of the Option or any other option or other entitlement to Shares.

Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Optionee understands that Data shall be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan, and he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Optionee understands that Optionee is providing the consents herein on a purely voluntary basis. If Optionee does not consent, or if Optionee later seeks to revoke his or her consent, his or her employment status or service and career with his or her employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Optionee’s consent is that the Company would not be able to grant Options or other equity awards to Optionee or to administer or maintain such awards. In addition, Optionee understands that the Company and its Subsidiaries have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding Optionee’s withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

14.    Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the Option or hereunder, or the rights, duties or liabilities created hereby.

15.    Agreement Severable. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

16.    Governing Law and Venue. The laws of the State of Delaware (other than its choice of law provisions) shall govern this Agreement and its interpretation. For purposes of litigating any dispute that arises with respect to this Option, this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of New Castle County, or the United States Federal court for the District of Delaware, and no other courts; and waive, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum. Any claim under the Plan, this Agreement or any Award must be commenced by Optionee within twelve (12) months of the earliest date on which Optionee’s claim first arises, or Optionee’s cause of action accrues, or such claim will be deemed waived by Optionee.

17.    Nature of Option. In accepting the Option, Optionee acknowledges and agrees that:

(a)    the award of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, benefits in lieu of options or other equity awards, even if options have been granted repeatedly in the past;

(b)    all decisions with respect to future equity awards, if any, shall be at the sole discretion of the Company;

(c)    Optionee’s participation in the Plan is voluntary;

(d)    the future value of the underlying Shares is unknown and cannot be predicted with certainty, and if the Shares do not increase in value, the Option will have no value;

(e)    if Optionee exercises the Option and obtains Shares, the value of the Shares obtained upon exercise may increase or decrease in value, even below the Exercise Price;

(f)    in consideration of the award of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option, or Shares purchased through the exercise of the Option, resulting from termination of Optionee’s continuous service by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of applicable labor laws of the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any, and whether or not later found to be invalid) and in consideration of the grant of the Option, Optionee irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing/electronically accepting the Agreement, Optionee shall be deemed irrevocably to have waived Optionee’s entitlement to pursue or seek remedy for any such claim;

(g)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan or Optionee’s acquisition or sale of the underlying Shares; and

(h)    Optionee is hereby advised to consult with Optionee’s own personal tax, legal and financial advisors regarding Optionee’s participation in the Plan before taking any action related to the Plan.

18.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.    Waiver. Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee or any other participant.

20.    Insider Trading/Market Abuse Laws. Optionee acknowledges that, depending on Optionee’s country, Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or exercise Options under the Plan during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws in Optionee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Optionee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Optionee is advised to consult with his or her own personal legal and financial advisors on this matter.

21.    Recoupment. The Options granted pursuant to this Agreement are subject to the terms of any compensation recoupment policy that may be adopted by the Company and in effect from time to time (the “Policy”) if and to the extent such Policy by its terms applies to the Options, and to the terms required by applicable law,; and the terms of the Policy and such applicable law are incorporated by reference herein and made a part hereof.

22.    Notices. The Company may, directly or through its third party stock plan administrator, endeavor to provide certain notices to Optionee regarding certain events relating to awards that the Optionee may have received or may in the future receive under the Plan, such as notices reminding Optionee of the vesting or expiration date of certain awards. Optionee acknowledges and agrees that (1) the Company has no obligation (whether pursuant to this Agreement or otherwise) to provide any such notices; (2) to the extent the Company does provide any such notices to Optionee the Company does not thereby assume any obligation to provide any such notices or other notices; and (3) the Company, its affiliates and the third party stock plan administrator have no liability for, and the Optionee has no right whatsoever (whether pursuant to this Agreement or otherwise) to make any claim against the Company, any of its affiliates or the third party stock plan administrator based on any allegations of, damages or harm suffered by the Optionee as a result of the Company’s failure to provide any such notices or Optionee’s failure to receive any such notices.

23.    Consent and Agreement With Respect to Plan. Optionee (1) acknowledges that the Plan and the prospectus relating thereto are available to Optionee on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice prior to executing this Agreement and fully understands all provisions of the Agreement and the Plan; (3) accepts this Option subject to all of the terms and provisions thereof; (4) consents and agrees to all amendments that have been made to the Plan since it was adopted in 2020 (and for the avoidance of doubt consents and agrees to each amended term reflected in the Plan as in effect on the date of this Agreement), and consents and agrees that all options and restricted stock units, if any, held by Optionee that were previously granted under the Plan as it has existed from time to time are now governed by the Plan as in effect on the date of this Agreement (except to the extent the Committee has expressly provided that a particular Plan amendment does not apply retroactively); and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

[If the Agreement is signed in paper form, complete and execute the following:]

OPTIONEE	VONTIER CORPORATION

Signature	Signature

Print Name	Print Name

Title

Residence Address